Exhibit 10.4

REIMBURSEMENT AGREEMENT

This Reimbursement Agreement (this “Agreement”) is dated as of August 4, 2010 by and between Telkonet, Inc., a Utah corporation (the “Company”) and ____________ (the “Director”).

RECITALS

A.           The Director serves as a non-management member of the Board of Directors of the Company (the “Board”) and as member of each of the Audit Committee of the Board and the Compensation Committee of the Board having commenced his service on the Board beginning October 2003.

B.           Pursuant to the Company’s Director Compensation Policy, the Company compensates the Director as follows: (i) $4,000 cash payment per month, (ii) 10,000 vested non-qualified stock options per quarter and (iii) $1,000 cash payment for each committee meeting of the Board such director attends (collectively “Director’s Compensation”).

C.           During the period from April, 2007 through the date of this Agreement, the Company failed to pay Director’s Compensation to the Director: for an aggregate amount of delinquent payments equal to $____________ (the “Delinquent Amount”).

D.           The Company did not pay the Director the Delinquent Amount during such time period because making such payments would have jeopardized the ability of the Company to continue as a going concern.

E.           The Company and the Director desire to enter into this Agreement to set forth their agreement and understanding with respect to how the Delinquent Amount will be satisfied by the Company.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1.           Satisfaction of the Delinquent Amount. The Director shall accept, in full and complete satisfaction of the Delinquent Amount, an award of unrestricted common stock, par value $0.001 per share, of the Company (the “Common Stock”), with an aggregate value equal to the Delinquent Amount (the “Stock Award”).  The Stock Award will be made pursuant to the Telkonet, Inc. Amended and Restated Stock Option Plan on or before the date the Company completes that certain sale of its Series B Preferred Stock with the purchasers thereof, and the number of unrestricted shares being awarded will be determined by dividing the Delinquent Amount by Thirty Six Cents ($0.36) (with any fraction thereof rounded down to the nearest whole share).

2.           Release.  For and in  consideration of the mutual promises, covenants, and  releases set forth herein, Director does hereby for himself, and for his successors and assigns, if any, release and absolutely discharge the Company, and each of its past and present officers, directors, shareholders, employees, predecessors, successors in interest, attorneys, agents, assigns, subsidiaries, parent companies, accountants  and  representatives, and each of them, (the "Released Company Parties") from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, accounts, accountings, reckonings, costs, and expenses (including,  but not limited to, attorneys' fees and costs), damages, liens, judgments, actions and causes of action, of every kind and nature whatsoever, at law or in equity, known or unknown, suspected or unsuspected, which Director ever had, or now has against the Company and/or the Released Company Parties, which arise out of, or are in connection  with, the Delinquent Amounts, with the exception of the parties' rights and obligations under this Release.

SIGNATURE PAGE TO DIRECTOR COMPENSATION AGREEMENT

3.           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  The parties hereto shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto.

4.           Applicable Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Utah, without regard to the principles of conflicts of law thereof.

5.           Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

6.           No Third Party Beneficiary. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

7.           Miscellaneous.

(a)           This Agreement constitutes the entire agreement between the Company and the Director with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings, if any, relating to the subject matter hereof. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.

(b)           This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto.  Facsimile signatures on this Agreement, or any counterpart of this Agreement, shall have the same force and effect as original signatures.

(c)           Each provision of this Agreement shall be considered separable and, if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Reimbursement Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

TELKONET, INC.	DIRECTOR
By:____________________________	By:____________________________
Name: Jason Tienor	Name: _________________________
Title: Chief Executive Officer